Exhibit 99.2

LEGAL OPINION

To	ZTO Express (Cayman) Inc.
Building One, No. 1685, Huazhi Road, Qingpu District
Shanghai 201708
People’s Republic of China

September 30, 2016

Dear Sirs:

1.                            We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.                            We act as PRC counsel to ZTO Express (Cayman) Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), representing Class A ordinary shares of par value US$0.0001 per share of the Company (together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Offered Securities on the New York Stock Exchange.

3.                            In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that

北京 BEIJING • 上海SHANGHAI • 深圳SHENZHEN • 广州GUANGZHOU •武汉WUHAN

成都 CHENGDU • 重庆 CHONGQING • 青岛 QINGDAO • 东京TOKYO • 香港HONG KONG

伦敦 LONDON • 纽约 NEWYORK • 洛杉矶 LOS ANGELES • 旧金山 SAN FRANCISCO

本所为特殊的普通合伙制事务所 LIMITED LIABILITY PARTNERSHIP

the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the Documents.

4.                            The following terms as used in this Opinion are defined as follows:

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and amended on June 22, 2009.

“PRC Group Companies”	means the PRC Subsidiaries, the Variable Interest Entity and any and all subsidiaries of the Variable Interest Entity. “PRC Group Company” shall be construed accordingly.

“PRC Laws”	mean any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiaries”	mean any and all subsidiaries of the Company established in the PRC which are, directly or indirectly, owned by the Company.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entity” or “ZTO Express”	means ZTO Express Co., Ltd.

“Zhongtongji Internet”	means Shanghai Zhongtongji Internet Technology Co., Ltd.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

5.                            Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)             Corporate Structure. The descriptions of the corporate structure of the PRC Group Companies set forth under the heading “Corporate History and Structure” in the Prospectus are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

The ownership structures of ZTO Express and Zhongtongji Internet, both currently and immediately after giving effect to this Offering, does not and will not result in any violation of PRC Laws. Each of the contractual arrangements among Zhongtongji Internet, ZTO Express and its shareholders, both currently and immediately after giving effect to this Offering, is valid, binding and enforceable and will not result in any violation of PRC Laws.

The statements set forth in the Prospectus under the captions “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(2)             M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of the PRC and controlled directly or indirectly by Chinese companies or natural persons to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

Based on our understanding of the PRC Laws, the CSRC’s approval is not required for this Offering or the listing and trading of the Company’s ADSs on the New York Stock Exchange in the context of this Offering, because (i) Zhongtongji Internet, Zhejiang Zhong Ji Internet Technology

Co., Ltd. and Shanghai Wanhong Financial Leasing Co., Ltd. were incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the beneficial owners of the Company; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

The statements set forth in the Prospectus under the captions “Risk Factors —Risks Related to Our ADSs and This Offering — The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(3)             Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in the PRC for disputes relating to contracts or other property interests, the PRC court may accept a course of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if (a) the contract is signed and/or performed within the PRC, (b) the subject of the action is located within the PRC, (c) the company (as defendant) has seizable properties within the PRC, (d) the company has a representative organization within the PRC, or (e) other circumstances prescribed under the PRC law. The action may be initiated by a shareholder through filing a complaint with the PRC court. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies.

(4)             Taxation. The statements set forth under the heading “Taxation” in the Registration Statement, insofar as they constitute statements of PRC law, are true and accurate in all material respects and constitute our opinion.

(5)             Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

6.                            This Opinion is subject to the following qualifications:

(1)             This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)             This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(3)             This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the U.S. Securities and Exchange Commission or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm